Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 24, 2022	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2022;

DECLARES QUARTERLY DIVIDEND OF $0.20 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JANUARY 25, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the second quarter of fiscal 2022 of $12.0 million, a decrease of $63,000, or 0.5%, as compared to the same period of the prior fiscal year. The decrease was attributable to an increase in noninterest expense and provision for income taxes, along with a decrease in noninterest income, partially offset by an increase in net interest income and a decrease in provision for credit losses. Preliminary net income was $1.35 per fully diluted common share for the second quarter of fiscal 2022, an increase of $.03 as compared to the $1.32 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the second quarter of fiscal 2022:

●	Annualized return on average assets was 1.69%, while annualized return on average common equity was 16.1%, as compared to 1.87% and 18.3%, respectively, in the same quarter a year ago, and 1.87% and 17.7%, respectively, in the first quarter of fiscal 2022, the linked quarter.

●	Earnings per common share (diluted) were $1.35, up $.03, or 2.3%, as compared to the same quarter a year ago, and down $.08, or 5.6%, from the first quarter of fiscal 2022, the linked quarter.

●	The Company did not record a provision for credit losses (PCL) in the current quarter, as compared to a PCL totaling $1.0 million in the same quarter a year ago, and as compared to a negative PCL totaling $305,000 in the first quarter of fiscal 2022, the linked quarter. Nonperforming assets were $4.8 million, or 0.16% of total assets, at December 31, 2021, as compared to $8.1 million, or 0.30% of total assets, at June 30, 2021, and $11.1 million, or 0.42% of total assets, at December 31, 2020.

●	Deposit balances increased by $180.6 million in the quarter, inclusive of $28.5 million growth attributable to a single branch purchase and assumption. Net loans increased $109.1 million during the quarter, even as balances of SBA Paycheck Protection Program (PPP) loans declined by $14.9 million. Loans resulting from the branch acquisition were immaterial.

●	Net interest margin for the quarter was 3.77%, as compared to 3.92% reported for the year ago period, and 4.01% reported for the first quarter of fiscal 2022, the linked quarter. Net interest income resulting from accelerated accretion of deferred origination fees on PPP loans was significantly reduced as those loans being repaid through SBA forgiveness declined substantially from the previous two sequential quarters. Discount accretion on acquired loan portfolios was modestly decreased in the current quarter as compared to the year ago period, but little changed as compared to the linked period. In addition, average interest-bearing cash and cash equivalent balances were up 209% compared to the year-ago period, and increased 51% as compared to the linked quarter.

●	Noninterest income was down 7.6% for the quarter, as compared to the year ago period, and up 17.1% as compared to the first quarter of fiscal 2022, the linked quarter. Gains on sale of residential loans originated for sale into the secondary market and servicing income were much lower than in the year ago quarter, but stable relative to the linked quarter. Other noninterest income improved on unusually large wealth management revenues.

●	Noninterest expense was up 15.5% for the quarter, as compared to the year ago period, and up 5.9% from the first quarter of fiscal 2022, the linked quarter. The current quarter included $205,000 in charges attributable to merger and acquisition activity.

Other News:

As the Company noted in a current report on Form 8-K filed September 30, 2021, we entered into an Agreement and Plan of Merger on September 28, 2021, with Fortune Financial Corporation (“Fortune”), which is the parent corporation of FortuneBank, Arnold, Missouri. The agreement provides that the Company will acquire Fortune in a cash and stock transaction. As part of the transaction, FortuneBank will merge with and into the Bank. At signing, the deal was valued at approximately $29.9 million. Completion of the merger, subject to customary closing conditions including approval by Fortune shareholders, is currently targeted for late February 2022. Regulatory approval to proceed with the merger has been received.

Dividend Declared:

The Board of Directors, on January 18, 2022, declared a quarterly cash dividend on common stock of $0.20, payable February 28, 2022, to stockholders of record at the close of business on February 15, 2022, marking the 111th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 25, 2022, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-844-200-6205 in the United States (Canada: 1-833-950-0062; all other locations: +1-929-526-1599). Participants should use participant access code 517165. Telephone playback will be available beginning one hour following the conclusion of the call through January 29, 2022. The playback may be accessed in the United States by dialing 1-866-813-9403 (Canada: 1-226-828-7578, UK local: 0204-525-0658, and all other locations: +44-204-525-0658), and using the conference passcode 293599.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2022, with total assets of $2.9 billion at December 31, 2021, reflecting an increase of $218.5 million, or 8.1%, as compared to June 30, 2021. Growth primarily reflected an increase in net loans receivable, combined with an increase in cash and cash equivalents.

Cash equivalents and time deposits were a combined $185.5 million at December 31, 2021, an increase of $60.9 million, or 48.9%, as compared to June 30, 2021. The increase was primarily a result of deposit growth outpacing loan growth during the period. AFS securities were $206.6 million at December 31, 2021, a decrease of $436,000, or 0.2%, as compared to June 30, 2021, primarily as a result of a decline in the portfolio’s unrealized gains as market interest rates increased.

Loans, net of the allowance for credit losses (ACL), were $2.4 billion at December 31, 2021, an increase of $158.3 million, or 7.2%, as compared to June 30, 2021. Gross loans increased by $157.6 million, while the ACL attributable to outstanding loan balances decreased $693,000, reflecting a negative provision for credit losses attributable to outstanding loan balances in the first quarter of fiscal 2022 and minimal net charge offs during the fiscal year to date. The increase in loan balances in the portfolio was primarily attributable to increases in residential and commercial real estate loans, along with modest contributions from increases in drawn construction balances and consumer loans, partially offset by decreases in commercial loans. Residential real estate loan balances increased due to growth in single and multifamily loans. Commercial real estate balances increased primarily from loans secured by nonresidential structures, along with growth in loans secured by farmland. Commercial loan balances declined primarily as PPP loan balances declined by $51.5 million during the fiscal year to date, with remaining balances at $11.5 million at December 31, 2021. Unrecognized deferred fee income on PPP loans was approximately $301,000 at December 31, 2021. Management hopes to receive forgiveness payments on the relatively small number of remaining PPP loans during the quarter ended March 31, 2022.

Loans anticipated to fund in the next 90 days totaled $158.2 million at December 31, 2021, as compared to $181.1 million at September 30, 2021, and $85.1 million at December 31, 2020.

Nonperforming loans were $3.0 million, or 0.12% of gross loans, at December 31, 2021, as compared to $5.9 million, or 0.26% of gross loans at June 30, 2021. The reduction in nonperforming loans was attributable primarily to the return to accrual status of one relationship secured by single-family residential rental properties. Nonperforming assets were $4.8 million, or 0.16% of total assets, at December 31, 2021, as compared to $8.1 million, or 0.30% of total assets, at June 30, 2021. The reduction in nonperforming assets was attributable primarily to the reduction in nonperforming loans.

Our ACL at December 31, 2021, totaled $32.5 million, representing 1.36% of gross loans and 1,098% of nonperforming loans, as compared to an ACL of $33.2 million, representing 1.49% of gross loans and 566% of nonperforming loans at June 30, 2021. The ACL at December 31, 2021, also represented 1.37% of gross loans excluding PPP loans. The Company has estimated its expected credit losses as of December 31, 2021, under ASC 320-20, and management believes the ACL as of that date is adequate based on that estimate; however, there remains significant uncertainty regarding the possible length of time before economic activity fully recovers from the COVID-19 pandemic, including uncertainty regarding the effectiveness of recent efforts by the U.S. government and Federal Reserve to respond to the pandemic and its economic impact. From late August to early November 2021, public health authorities in our market area reported notable declines in COVID-19 cases and hospitalizations; however, these increased somewhat from early November through mid-December, and began increasing more substantially in late December. Management considered the potential impact of the pandemic on its consumer and business borrowers, particularly those business borrowers most affected by efforts to contain the pandemic, and most notably including our borrowers in the hotel industry.

Provisions of the CARES Act and subsequent legislation allow financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs) for certain loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers experienced or expected difficulties due to the impact of the pandemic. Initially, the Company generally granted deferrals under this program for three-month periods, while interest-only modifications were generally for six-month periods. Some borrowers were granted additional periods of deferral or interest-only modifications. The Company did not account for these loans as TDRs. As of December 31, 2021, no loans remained on COVID-related payment deferrals, and four loans with balances of approximately $23.7 million remained on interest-only payment modifications. These figures are relatively unchanged since June 30, 2021. For these borrowers whose payment terms have not returned to the original terms under their loan agreement, the Company has classified the credit as a “special mention” status credit. While management considers progress made by our borrowers in responding to the pandemic to be relatively strong, and the performance of our loan portfolio to be encouraging to date, we cannot predict with certainty the difficulties to be faced in coming months. Should markets where our borrowers operate experience continued high levels of COVID-19 cases, should the virulence of this latest strain prove more substantial than currently anticipated, or should additional strains of the virus affect our market areas, business activity or employee attendance could be negatively impacted, or borrowers could be required by local authorities to restrict activity.

Total liabilities were $2.6 billion at December 31, 2021, an increase of $200.3 million, or 8.3%, as compared to June 30, 2021.

Deposits were $2.6 billion at December 31, 2021, an increase of $221.4 million, or 9.5%, as compared to June 30, 2021. This increase primarily reflected an increase in interest-bearing transaction accounts, non-interest bearing transaction accounts, savings accounts, and money market deposit accounts, partially offset by a decrease in certificates of deposit. The increase was inclusive of a $91.4 million increase in public unit funds, and net of a $5.0 million decrease in brokered deposits. Public unit funds totaled $417.8 million at December 31, 2021, primarily in nonmaturity deposits, while brokered deposits totaled $20.1 million, and were comprised fully of nonmaturity deposits. The Company’s branch purchase and assumption agreement, through which it acquired the former Cairo, Illinois, location of the First National Bank (Fulda, SD), provided deposit growth of $28.5 million, including $15.4 million in public unit deposits. Customers have held unusually high balances on deposit during recent periods, but the Company expects that some of the higher-than-normal balances may dissipate over the course of calendar year 2022. The average loan-to-deposit ratio for the second quarter of fiscal 2022 was 93.6%, as compared to 98.5% for the same period of the prior fiscal year.

FHLB advances were $36.5 million at December 31, 2021, a decrease of $21.0 million, or 36.5%, as compared to June 30, 2021, as the Company utilized cash to repay maturing term advances.

The Company’s stockholders’ equity was $301.6 million at December 31, 2021, an increase of $18.2 million, or 6.4%, as compared to June 30, 2021. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by a reduction in other comprehensive income and by repurchases of the Company’s common stock. During the first six months of fiscal 2022, the Company repurchased 26,607 common shares for $1.2 million, at an average price of $44.15.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2021, was $25.1 million, an increase of $1.5 million, or 6.5%, as compared to the same period of the prior fiscal year. The increase was attributable to a 10.5% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.77% in the current three-month period, from 3.92% in the same period a year ago. As a material amount of PPP loans were forgiven, and therefore repaid ahead of their scheduled maturity, the Company recognized accelerated accretion of interest income from deferred origination fees on these loans. In the current quarter, this component of interest income totaled $890,000, adding 13 basis points to the net interest margin, as compared to $968,000, or 16 basis points, in the year ago period. In the linked quarter, ended September 30, 2021, accelerated accretion of deferred origination fees on PPP loans totaled $2.2 million, adding 34 basis points to the net interest margin. The remaining balance of deferred origination fees is significantly less than the amount accreted in recent quarters.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the Gideon Acquisition, and the Central Federal Acquisition resulted in $381,000 in net interest income for the three-month period ended December 31, 2021, as compared to $516,000 in net interest income for the same period a year ago. The Company generally expects this component of net interest income to decline over time, although volatility may occur to the extent we have periodic resolutions of specific loans. Combined, this component of net interest income contributed six basis points to net interest margin in the three-month period ended December 31, 2021, as compared to a contribution of nine basis points in the same period of the prior fiscal year, and a six basis point contribution in the linked quarter, ended September 30, 2021, when net interest margin was 4.01%.

The Company did not record a provision for credit losses (PCL) in the three-month period ended December 31, 2021, as compared to a PCL of $1.0 million in the same period of the prior fiscal year. The Company assesses that the economic outlook has remained relatively steady as compared to the quarter ended June 30, 2021, though uncertainty remains as noted in our discussion of the ACL, above. As a percentage of average loans outstanding, the Company recorded net charge offs of less than one basis point (annualized) during the period. During the same period of the prior fiscal year, the provision represented a charge of 0.18% (annualized), while the Company recorded net charge offs of 0.04% (annualized).

The Company’s noninterest income for the three-month period ended December 31, 2021, was $5.3 million, a decrease of $435,000, or 7.6%, as compared to the same period of the prior fiscal year. In the current period, decreases in gains realized on the sale of residential real estate loans originated for that purpose, earnings on bank-owned life insurance, and loan servicing fees were partially offset by increases in other noninterest income, deposit account service charges, other loan fees, and bank card interchange income. Origination of residential real estate loans for sale on the secondary market was down 72% as compared to the year ago period, as both refinancing and purchase activity declined, resulting in a decrease in both gains on sale of these loans and recognition of new mortgage servicing rights. Earnings on bank-owned life insurance decreased as a result of the inclusion in the same period of the prior year of a non-recurring benefit of $696,000. Other income improved as wealth management income increased by $568,000 compared to the same period a year ago, primarily due to the sale of an annuity, and from a benefit of $278,000 recognized on the Company’s exit from a renewable energy tax credit investment. Deposit service charges increased primarily due to an increase in NSF activity as compared to the year ago period. Bank card interchange income increased due to a 12% increase in the number of bank card transactions and a 15% increase in bank card dollar volume, as compared to the same quarter a year ago.

Noninterest expense for the three-month period ended December 31, 2021, was $15.1 million, an increase of $2.0 million, or 15.5%, as compared to the same period of the prior fiscal year. The increase included $205,000 in charges related to merger and acquisition activity, which was primarily attributable to legal and professional fees. In total, the increase in noninterest expense was attributable primarily to compensation and benefits, other noninterest expenses, occupancy expenses, foreclosed property expenses and losses, data processing charges, and legal and professional fees.

●	The increase in compensation and benefits as compared to the prior year period primarily reflected increases in compensation and benefits over the prior year, a modest increase in employee headcount, and an increase in commission payments resulting from the strong quarter for wealth management noted above. While increases in compensation levels were above trend in calendar 2021, management expects additional above trend increases as annual compensation adjustments take effect in January 2022.
●	Other noninterest expenses increased due in part to a $130,000 charge to write down the value of the Company’s legacy facility in Cairo, Illinois, upon consolidation of the branch to a newly-acquired facility.
●	Occupancy expenses increased due to remodeled or relocated facilities, an additional location, new ATM and ITM installations and other equipment purchases, and charges for maintenance of facilities and grounds.
●	Foreclosed property expenses and losses increased primarily as a result of a downward valuation adjustment on a single property, coupled with more modest losses on the disposition of other properties.
●	The increase in data processing charges was attributable primarily to core processing charges, ancillary software licensing, and networking and security expenses.
●	The increase in legal and professional fees primarily reflects charges associated with recent merger and acquisition activity, which totaled $161,000 in the current quarter.

The efficiency ratio for the three-month period ended December 31, 2021, was 49.7%, as compared to 44.6% in the same period of the prior fiscal year, with the change attributable primarily to the current period’s increase in noninterest expense and decline in noninterest income, as compared to the year ago period, partially offset by the increase in net interest income.

The income tax provision for the three-month period ended December 31, 2021, was $3.3 million, an increase of $135,000, or 4.3% as compared to the same period of the prior fiscal year. This was primarily the result of an increase in the effective tax rate to 21.5%, as compared to 20.7% in the same period a year ago, combined with a modest increase in pre-tax income. The increase in the effective tax rate was attributed to a reduction in tax-advantaged investments, relative to the Company’s pre-tax income, as well as an increase in acquisition-related expenses with limited deductibility.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2021	2021	2021	2020	2020

Cash equivalents and time deposits	$185,483	$112,382	$124,571	$237,873	$150,496
Available for sale (AFS) securities	206,583	209,409	207,020	190,409	181,146
FHLB/FRB membership stock	10,152	10,456	10,904	11,181	11,004
Loans receivable, gross	2,391,114	2,282,021	2,233,466	2,170,112	2,156,870
Allowance for credit losses	32,529	32,543	33,222	35,227	35,471
Loans receivable, net	2,358,585	2,249,478	2,200,244	2,134,885	2,121,399
Bank-owned life insurance	44,382	44,099	43,817	43,539	43,268
Intangible assets	21,157	20,868	21,218	21,168	21,453
Premises and equipment	65,074	65,253	64,077	63,908	63,970
Other assets	27,647	26,596	28,679	29,094	30,262
Total assets	$2,919,063	$2,738,541	$2,700,530	$2,732,057	$2,622,998

Interest-bearing deposits	$2,147,842	$1,985,316	$1,972,384	$1,981,345	$1,927,351
Noninterest-bearing deposits	404,410	386,379	358,419	387,416	337,736
FHLB advances	36,512	46,522	57,529	62,781	63,286
Other liabilities	13,394	11,796	13,532	12,358	11,743
Subordinated debt	15,294	15,268	15,243	15,218	15,193
Total liabilities	2,617,452	2,445,281	2,417,107	2,459,118	2,355,309

Total stockholders’ equity	301,611	293,260	283,423	272,939	267,689

Total liabilities and stockholders’ equity	$2,919,063	$2,738,541	$2,700,530	$2,732,057	$2,622,998

Equity to assets ratio	10.33%	10.71%	10.50%	9.99%	10.21%

Common shares outstanding	8,887,166	8,878,591	8,905,265	8,959,296	9,035,232
Less: Restricted common shares not vested	39,920	31,845	31,845	31,845	25,410
Common shares for book value determination	8,847,246	8,846,746	8,873,420	8,927,451	9,009,822

Book value per common share	$34.09	$33.15	$31.94	$30.57	$29.71
Closing market price	52.17	44.89	44.96	39.42	30.44

Nonperforming asset data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2021	2021	2021	2020	2020

Nonaccrual loans	$2,963	$6,133	$5,869	$6,757	$8,330
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	2,963	6,133	5,869	6,757	8,330
Other real estate owned (OREO)	1,776	2,240	2,227	2,651	2,707
Personal property repossessed	14	8	23	—	44
Total nonperforming assets	$4,753	$8,381	$8,119	$9,408	$11,081

Total nonperforming assets to total assets	0.16%	0.31%	0.30%	0.34%	0.42%
Total nonperforming loans to gross loans	0.12%	0.27%	0.26%	0.31%	0.39%
Allowance for loan losses to nonperforming loans	1,097.84%	530.62%	566.06%	521.34%	425.82%
Allowance for loan losses to gross loans	1.36%	1.43%	1.49%	1.62%	1.64%

Performing troubled debt restructurings (1)	$6,387	$3,585	$3,241	$7,092	$7,897

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2021	2021	2021	2020	2020

Interest income:
Cash equivalents	$70	$60	$67	$70	$48
AFS securities and membership stock	1,165	1,106	1,126	1,025	997
Loans receivable	26,861	27,694	26,339	26,005	26,826
Total interest income	28,096	28,860	27,532	27,100	27,871
Interest expense:
Deposits	2,739	2,816	3,141	3,494	3,863
FHLB advances	169	276	314	325	347
Subordinated debt	130	130	131	132	134
Total interest expense	3,038	3,222	3,586	3,951	4,344
Net interest income	25,058	25,638	23,946	23,149	23,527
Provision for credit losses	—	(305)	(2,615)	(409)	1,000
Noninterest income:
Deposit account charges and related fees	1,623	1,561	1,279	1,275	1,360
Bank card interchange income	976	951	1,243	1,004	836
Loan late charges	172	107	189	118	138
Loan servicing fees	180	154	559	217	368
Other loan fees	500	451	302	266	305
Net realized gains on sale of loans	362	369	531	853	1,390
Net realized gains on AFS securities	—	—	—	90	—
Earnings on bank owned life insurance	282	281	277	270	974
Other noninterest income	1,190	641	477	431	349
Total noninterest income	5,285	4,515	4,857	4,524	5,720
Noninterest expense:
Compensation and benefits	8,323	8,199	8,007	7,739	7,545
Occupancy and equipment, net	2,198	2,113	2,053	1,990	1,866
Data processing expense	1,297	1,269	1,322	1,253	1,175
Telecommunications expense	318	320	321	317	308
Deposit insurance premiums	180	178	173	174	218
Legal and professional fees	356	234	403	256	236
Advertising	276	329	391	240	219
Postage and office supplies	186	195	211	198	195
Intangible amortization	338	338	338	338	338
Foreclosed property expenses	302	31	6	48	38
Other noninterest expense	1,296	1,018	975	975	908
Total noninterest expense	15,070	14,224	14,200	13,528	13,046
Net income before income taxes	15,273	16,234	17,218	14,554	15,201
Income taxes	3,288	3,488	3,529	3,096	3,153
Net income	11,985	12,746	13,689	11,458	12,048
Less: Distributed and undistributed earnings allocated
to participating securities	54	46	49	41	34
Net income available to common shareholders	$11,931	$12,700	$13,640	$11,417	$12,014

Basic earnings per common share	$1.35	$1.43	$1.53	$1.27	$1.33
Diluted earnings per common share	1.35	1.43	1.53	1.27	1.32
Dividends per common share	0.20	0.20	0.16	0.16	0.15
Average common shares outstanding:
Basic	8,847,000	8,867,000	8,895,000	8,972,000	9,064,000
Diluted	8,869,000	8,874,000	8,902,000	8,976,000	9,067,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2021	2021	2021	2020	2020

Interest-bearing cash equivalents	$126,445	$83,697	$158,108	$171,403	$40,915
AFS securities and membership stock	217,456	212,564	206,203	197,984	184,828
Loans receivable, gross	2,312,140	2,262,095	2,193,522	2,146,364	2,177,989
Total interest-earning assets	2,656,041	2,558,356	2,557,833	2,515,751	2,403,732
Other assets	174,647	171,505	166,312	170,475	170,158
Total assets	$2,830,688	$2,729,861	$2,724,145	$2,686,226	$2,573,890

Interest-bearing deposits	$2,071,562	$1,986,023	$1,985,118	$1,965,191	$1,886,883
FHLB advances	39,019	54,701	60,252	63,068	69,991
Subordinated debt	15,281	15,256	15,230	15,205	15,180
Total interest-bearing liabilities	2,125,862	2,055,980	2,060,600	2,043,464	1,972,054
Noninterest-bearing deposits	398,175	359,717	374,744	357,746	325,091
Other noninterest-bearing liabilities	9,756	25,593	11,585	14,563	13,021
Total liabilities	2,533,793	2,441,290	2,446,929	2,415,773	2,310,166

Total stockholders’ equity	296,895	288,571	277,216	270,453	263,724

Total liabilities and stockholders’ equity	$2,830,688	$2,729,861	$2,724,145	$2,686,226	$2,573,890

Return on average assets	1.69%	1.87%	2.01%	1.71%	1.87%
Return on average common stockholders’ equity	16.1%	17.7%	19.8%	16.9%	18.3%

Net interest margin	3.77%	4.01%	3.74%	3.68%	3.92%
Net interest spread	3.66%	3.88%	3.61%	3.54%	3.76%

Efficiency ratio	49.7%	47.2%	49.3%	48.9%	44.6%